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                                OPTION AGREEMENT
                                ----------------

         This Option Agreement is entered into as of September 29, 1999, by and between Byron G. McCurdy and Terry C. McCurdy (the "McCurdys") and Steven Cash Nickerson ("Nickerson") under the following circumstances:

         A. Nickerson has announced his intention to acquire TEAM America Corporation ("TMAM") in a transaction the form of which has not yet been determined (a "Transaction").

         B. The McCurdys own 727.773 common shares of TMAM (the "McCurdys Shares").


         C. The McCurdys wish to sell their shares and they enter into this Option Agreement, as means of facilitating such sale to Nickerson or others.

         NOW, THEREFORE, FOR VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, NICKERSON AND THE
McCURDYS AGREE AS FOLLOWS:

         1. The McCurdys, and each of them, hereby grant Nickerson, or his assigns, an option (the "Option") to acquire the McCurdy shares at a price of $7.00 per share all cash at closing (the "Option Price"). The Option shall be exercisable by written notice to the McCurdys at any time prior to its expiration. In such event, the McCurdys shall tender the McCurdy shares as directed by Nickerson in connection with the closing of a transaction or otherwise. Prior to the exercise of the Option, the McCurdys shall be entitled to the benefit of any dividends, stock splits or stock dividends attributable to the McCurdy Shares.

         2. As consideration for the grant of the Option, Nickerson shall pay the McCurdys a total of $1,000,00, which they shall allocate between themselves.

         3. The Option shall expire 180 days from the date hereof, after which it shall be of no force or effect (the "Option Period"). The Option will be irrevocable during the Option Period. If the closing of a Transaction occurs during the Option Period, Nickerson will purchase the McCurdy shares as provided herein.

         4. The McCurdys acknowledge and understand that as a result of Nickerson's efforts, the price per share at which TMAM may be acquired will likely exceed $7.00 and that Nickerson (by himself or with others) intends to offer total consideration of as much as $7.75 per share for the TMAM stock. Accordingly, the parties agree that the Option Price will be increased by 50% of the amount, if any, by which the per share price ultimately paid by any person or entity acquiring the TMAM shares in a Transaction exceeds $7.75.

         5. Upon the payment of the Option Price, the McCurdys' employment with TMAM and any precedessors and/or affiliates will be terminated. Additionally, the McCurdys and Nickerson have agreed that the provisions set forth in Exhibit A will become operative upon the closing of a Transaction. The McCurdys and Nickerson have further agreed that upon the closing of a Transaction the provisions in Exhibit B will be discussed in good faith.



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         6. Upon the closing of a Transaction, the confidentiality and non-compete provisions of the McCurdys employment contracts with TMAM and any predecessors and/or affiliates shall be superseded by the confidentiality and non-compete provisions set forth below:

                  a) The McCurdys, and each of them, agree that they will not for a period of three (3) years from the closing of a Transaction, for any reason, engage or participate, directly or indirectly, either as principal, agent, employee, consultant or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any business, firm, corporation, association, other entity engaged in the PEO or related software business at any time during the three (3) year period stated herein (1) within the State of Idaho, or
         (2) within a 50 mile radius of any office of TMAM (or any of its affiliates) which accounts for twenty-five percent (25%) or more of the aggregate revenue of TMAM; and

                  b) The McCurdys, and each of them, agree that they will not for a period of three (3) years from the closing of a Transaction, for any reason, directly or indirectly, for themselves or in conjunction with or on behalf of any other individual or entity, solicit, divert, take away or endeavor to take away from TMAM or any of its affiliates any client/customer, account or employee of TMAM or any of its affiliates existing at any time during the term stated herein, except as set forth in Exhibit C.

         7. Each of the McCurdys hereby constitute and appoint Nickerson as their true and lawful attorney-in-fact for them in their name, place and stead to vote as their proxy the McCurdy Shares in connection with any transaction which involves the acquisition of a majority of the stock of TMAM by any person or entity. This proxy shall be irrevocable during the Option Period and shall expire on the termination thereof.

         8. Subject to due diligence and final review of existing agreements, the McCurdys and TMAM shall release each other from all obligation and claims other than as set forth in this agreement; provided if in good faith the parties cannot agree on the ultimate terms of such release, the other provisions of this agreement shall not be invalidated. The parties shall negotiate in good faith any indemnity obligation arising from the Pinecrest Diner suit. The McCurdys represent and warrant that they are not aware of any facts or circumstances which in the ordinary course of business are likely in result in any claims against TMAM.

         9. Prior to the closing of a Transaction, the acquiring entity or individuals shall approve the terms of this Agreement in writing or this option and proxy shall terminate.

         10. This Agreement may not be assigned by Nickerson without the written consent of McCurdys, however, Nickerson may assign this Agreement to any entity in which he owns a controlling interest without such written approval.


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         11. This Option Agreement shall be construed under the laws of the
State of Nevada.


                                                  ------------------------------
                                                  BYRON McCURDY

                                                  ------------------------------
                                                  TERRY McCURDY


                                                  ------------------------------
                                                  STEVEN CASH NICKERSON



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                                    EXHIBIT A

Subject to the closing of a Transaction, the McCurdys and Nickerson have agreed to the following post-closing arrangements;

                  1) All right, title and interest in the Aspen Consulting Group, Inc. name and logo will be transferred to the McCurdys.

                  2) All right, title and interest in the laptop computers currently in the McCurdys possession will be transferred to the McCurdys.

                  3) All right, title and interest in the office furniture currently in the McCurdy offices will be transferred to the McCurdys.

                  4) The McCurdys may use the 125 plan, Great Plains and Access software that was used prior to the conversion to TEAMDirect, provided however, that TMAM is not currently using said software. The McCurdys shall own the 125 plan software, provided that under no circumstances shall the TeamDirect software be considered infringing upon the 125 plan software.

                  5) The McCurdys may purchase the vehicles currently in their possession at the loan balance or may assume the leases on said vehicles.

                  6) All right, title and interest in the old phone system currently stored in boxes will be transferred to the McCurdys.

                  7) The McCurdys shall consult with TMAM, in TMAM's discretion, at an hourly rate of $100.

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                                    EXHIBIT B


Subject to the closing of a Transaction, the McCurdys and Nickerson have agreed to discuss the following post-closing arrangements: the possibility that the McCurdys may:

                  1) administer TEAMAmerica West's 401(k) plan.

                  2) rent the office space they are currently occupying.

                  3) use plan books, human resource books and TMAM libraries.

                  4) negotiate with Mucho.com for the opportunity to offer 125 plan software, 125 plan administrative services, third-party pension administration services, copies and mortgage loans through Mucho.com.

                  5) market TEAMDirect on a commission structure.

                  6) have input on the their transition out of TMAM in order to minimize any potentially negative impact on TEAMAmerica West's clients and to preserve the McCurdys reputations.

                                       -5-

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                                    EXHIBIT C


NOTWITHSTANDING, the provisions of paragraph 6:

                  1) The McCurdys may act as consultants in the PEO industry provided it is not done in direct competition with TMAM or any of its affiliates and provided that Nickerson receives written notification of any such consulting arrangements.

                  2) The McCurdys may act as administrators for 125 plans and 401(k) plans.

                  3) The McCurdys may continue to do general ledger work for existing TMAM clients.

                  4) The McCurdys may act as non-PEO consultant provided that such consulting is not with or for a business that is in direct competition with TMAM.

                  5) The McCurdys may continue to do 125 plan work for non-PEO clients currently done through TEAMAmerica West, Inc., and may use the 125 plan software referred to in Exhibit A for such purpose.

                  6) The McCurdys may assume the management contract for Intermountain Orthopedic Clinic.



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